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                                                                EXHIBIT 99.1

                                                  CONTACT: Mark C. Standefer
                                                  Allied Products Corporation
                                                  312-454-1020


                   ALLIED PRODUCTS CORPORATION BOARD OF DIRECTORS
                       APPROVES NEW STOCKHOLDERS RIGHTS PLAN

     CHICAGO, July 29, 1999 -- Allied Products Corporation announced today that its Board of Directors approved, at a meeting on July 28, the redemption of its current Common Share Purchase Rights and adopted a new Stockholder Rights Plan. The new plan is designed to continue the assurance of fair and equal treatment of all stockholders in the event of any proposed takeover.

     The plan involves the distribution of the new rights and of a redemption payment for current rights to all common stockholders of record as of July 30, 1999. Those stockholders will receive one purchase right for a new series of junior preferred stock for each outstanding share of the company's common stock and a redemption payment on August 10, 1999, of $0.01 per share for the Common Share Purchase Rights declared under a 10-year rights agreement adopted in January 1990.

     According to Richard A. Drexler, Chairman, President and Chief Executive Officer of Allied Products Corporation, "The old rights plan is being replaced because it no longer adequately reflects the prospects and market value of the Company. The new rights plan is designed to strengthen previous provisions aimed at fair and equal treatment for all stockholders in the event of any proposed takeover of the company and to help maximize stockholders' long-term investment in Allied Products. It guards against partial tender offers, squeeze-outs, open market accumulations and other tactics to gain control of the Company without paying all shareholders an adequate premium value."

     Each Preferred Share Purchase Right entitles the holder to purchase from the Company under certain circumstances one one-thousandth of a share of the new junior preferred stock. The rights may be exercised if a person or group announces its intention to acquire or acquires 15 percent or more of Allied Products' common stock.

     However, an exception is made for certain significant stockholders of the Company who are holding the Company's common stock for investment purposes. They may acquire up to 20 percent of Allied Product's common stock without triggering the Rights Plan. Under certain circumstances, the holders of the rights will be entitled to purchase at below market value either shares of common stock of Allied Products Corporation or the common stock of the acquiring company.


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     Unless redeemed or exchanged earlier, the Preferred Share Purchase
Rights will expire in 10 years. Details of the 1999 Stockholder Rights Plan will be mailed to Allied Products common stockholders. The rights distribution is not taxable to stockholders.

     Allied Products Corporation manufactures specialized machinery, primarily large metal forming press, agricultural equipment and landscape and turf maintenance equipment. Through these core businesses, Allied Products provides technologically advanced, cost-effective solutions to the needs of a wide range of industrial and agricultural markets. For more information about the Company go to www.allprod.com.

     THIS RELEASE IS COVERED UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. CERTAIN INFORMATION COVERED IN THIS RELEASE IS NOT HISTORICAL FACTS BUT CONSISTS OF FORWARD LOOKING STATEMENTS THAT INVOLVE A NUMBER OF KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO COMPETITIVE ACTIVITIES IN THE INDUSTRIES SERVED, OVERALL ECONOMIC CONDITIONS, LABOR RELATIONS, CAPACITY AND SUPPLY CONSTRAINTS AND OTHER RISKS AND UNCERTAINTIES. THE COMPANY'S OUTLOOK IS BASED ON ASSUMPTIONS RELATING TO THE FACTORS DISCUSSED ABOVE.






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